Exhibit 10.19

THIRD AMENDMENT TO

MINING AND MINERAL LEASE AGREEMENT

This THIRD AMENDMENT TO MINING & MINERAL LEASE AGREEMENT (“Third Amendment”), dated and made effective as of February 21, 2018 , is made and entered into by and between ASPHALT RIDGE, INC., a Utah corporation having offices at 6083 Carriage House Way, Reno, NV 89519 (“Lessor”), and TMC CAPITAL, LLC, a Utah limited liability company having offices at: do Petroteq Energy, Inc., 4370 Tujunga Ave Ste #320, Studio City, CA 91604 (“Lessee”) (the parties are sometimes referred to herein individually as a “Party” or collectively as the “Parties”).

R E C I T A L S

A. Lessor and Lessee are Parties to that certain that certain “Mining and Mineral Lease Agreement” dated as of July 1, 2013, as amended by the First Amendment to Mining & Mineral Lease Agreement dated as of October 15, 2015 and the Reinstatement of and Second Amendment to Mining & Mineral Lease Agreement dated March 1, 2016 (collectively, the “Lease”), whereby Lessor granted to Lessee an exclusive right to explore for, mine, produce, extract and sell or otherwise dispose of Tar Sands and any Minerals which are associated with or contained in any Tar Sands (as defined in the Lease), subject to a depth limitation of above 3,000 feet above Mean Sea Level (MSL), located in and under the Properties in Uintah County, Utah more particularly described in Amended Exhibit A of the Lease and to use in connection therewith the Water Rights described in Exhibit B of the Lease attached hereto;

B. On March 1, 2016, the Lease automatically terminated in accordance with the terms of the Lease as a result of Lessee’s failure to obtain a written letter by that date from a funding source as required by Paragraph 11 of the Lease (“Financial Commitment”), and Lessor and Lessee executed the Reinstatement of and Second Amendment to Mining & Mineral Lease Agreement dated March 1, 2016, reinstating and amending the Lease in various respects and allowing Lessee a period of time from March 1, 2016, and to and including, but in no event after, March 1, 2018;

C. Lessor and Lessee desire to amend the Lease effective as of February 21, 2018, upon the terms and conditions set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the covenants, promises and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. LESSEE PAYMENTS. On or before the dates indicated below, Lessee shall have paid in full the following payments. All other payments required in the Lease as amended must be made in a timely fashion by Lessee.

(a) the sum of $20,000 to Lessor on or before February 21, 2018 and $80,000 on or before April 1, 2018, as the 2nd quarter payment for advance royalty due under Paragraph 4) of the Lease;

Third Amendment

February 21, 2018

(b) the sum of $500.00 to Lessor in reimbursement of Lessor’s attorney’s fees incurred by Lessor in connection with the negotiation and preparation of this Third Amendment to Mining & Mineral Lease Agreement dated as of February 21, 2018;

(c) Not having received the Financial Commitment in a timely fashion, TMC shall pay the sum of $4,000.00 to Lessor on or before February 21, 2018, and $30,000 on or before May 1, 2018 as Lessor’s 20% share of the sum of $170,000 received by TMC from Blackrock Petroleum;

Note: The combined payment due February 21, 2018, is $24,500.

2. AMENDMENT OF LEASE. If any sum required to be paid by Lessee under Paragraph 1 of this Third Amendment is not paid in full on the date such payment is due as specified above, the Lease shall automatically terminate on the date such payment is due and is not received in accordance with Paragraph 1 of this Third Amendment.

(a) Amendment of Paragraph 11 of the Lease. Paragraph 11 of the Lease is hereby amended in its entirety and replaced with the following:

11) Termination.

a) Lack of Financial Commitment. Lessee intends to construct a minimum of two similar processing facilities to the 1,000 barrel per day facility currently under construction. This Lease shall automatically terminate without notice, if a written letter from a financially capable institution or individual providing a binding commitment, satisfactory to Lessor, in Lessor’s sole discretion, to fund the full cost of second 1,000 barrel/day processing facility to be constructed for the benefit of the Properties (the “Financial Commitment”) is not obtained or secured by Lessee and a true and accurate copy of the Financial Commitment is received by Lessor on or before March 1, 2019 for the 2nd processing facility and a similar Financial Commitment for the 3rd processing facility by March 1, 2020. The period of time between March 1, 2018 and the earlier of (i) March 1, 2019 or (ii) the date on which a true and accurate copy of the Financial Commitment is received by Lessor shall be referred to herein as the “Extension Period.”

b) Cessation of Operations or Inadequate Production. If the technology, techniques or process deployed by Lessee in the development of the Lease prove to be uneconomic and operations cease due to increased operating costs or decreased marketability, this Lease shall automatically terminate without notice if operations are not resumed at 80% of capacity within three (3) months of any such cessation.

If the proposed three 1,000 barrel/day processing facilities to be constructed for the benefit of the Properties fails to produce an average at a minimum of 80% of its rated capacity for at least 180 calendar days during the Lease Year commencing July 1, 2020 plus the Extension Period, or any successive Lease Year, this Lease shall terminate within thirty (30) days after Lessor delivers to Lessee a written notice of termination. The 3,000 barrel/day combined rated capacity is determined solely by the quantity of ore processed from the Property to produce 3,000 barrels/day prior to being diluted by condensate or any other dilutant.

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c) Surrender by Lessee. Lessee may at any time after the Effective Date surrender this Lease provided thirty (30) days advance written notice of termination is given to Lessor, after which all rights and obligations of Lessee hereunder shall cease, save and excepting all accrued obligations and any reclamation and similar obligations that were occasioned by Lessee’s operations and Lessee’s environmental obligations, which shall survive any termination. Lessee shall leave the Properties in a clean, good and safe condition and in accordance with all applicable laws and regulations. Upon termination of this Lease, Lessee shall comply with all DOGM and/or BLM reclamation requirements and shall have a continuing right to enter upon the Properties to complete required reclamation and to remove from the Properties all equipment, machinery, facilities and other items belonging to Lessee in accordance with DOGM’s standards, in accordance with all relevant operating permits and reclamation plans, and to DOGM’s satisfaction. Lessee’s reclamation obligations hereunder shall be deemed complete upon final release by DOGM and/or the BLM of Lessee’s surety bond or other financial guarantee.

d) Breach of Lease by Lessee. In the event of Lessee’s failure to comply with any material provision of this Lease, Lessor shall provide Lessee with written notice setting forth the nature of such non-compliance after receipt of which, if the non-compliance relates to the payment of money, Lessee shall within thirty (30) days of receipt of notice cure such non-compliance. If the non-compliance relates other than to the payment of money, Lessee shall within thirty (30) days of receipt of notice pursue diligently all appropriate actions to cure the non-compliance within one hundred fifty (150) days of receipt of notice. If the non-compliance is not timely cured, Lessor may thereupon terminate this Lease by giving Lessee written notice to that effect. However, should there be a dispute as to whether or not non-compliance has occurred or remained, then the provisions of paragraph 12 below shall apply.

In the event of any breach of this Lease by Lessee and the failure to cum after notice as provided above, Lessor, in addition to the other rights or remedies it may have, shall have the immediate right of reentry and may remove all persons and property from the premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Lessee. Should Lessor elect to reenter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Lessor may terminate this Lease. Should Lessor at any time terminate this Lease for any breach, in addition to any other remedy it may have, Lessor may recover from Lessee all damages incurred by reason of such breach, including the cost of recovering the premises. If Lessee doesn’t remove personal property, after six (6) months it will become Lessor’s property.

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(b) Amendment of Paragraph 2 of the Lease. Paragraph 2 of the Lease is hereby amended in its entirety and replaced with the following:

a) Term. This Lease is granted for a primary term of six (6) years plus the Extension Period provided in Paragraph 11 (the “Primary Term”) commencing July 1, 2013 (the “Effective Date”). If at any time during the Primary Term, Lessee fails to achieve (or exceed) the requirements of Continuous Operations (as defined below), this Lease shall terminate unless mutually agreed in writing by both Parties. If within the Primary Term, Lessee meets or exceeds the applicable requirements of Continuous Operations, then this Lease shall continue after the Primary Term, for so long as such requirements continue to be met or maintained. If, at any time following the Primary Term, the operations conducted by Lessee cease for longer than 180 days during any Lease Year or 600 days in any, three consecutive Lease Years, Lessor shall be entitled, upon complying with the provisions contained in Paragraphs 12 (Termination) and 14 (Notices), respectively, to terminate this Lease. a) Definition of “Continuous Operations”. For purposes of this Lease, the term “Continuous Operations” means:

(i) the construction or operation of one or more facilities having the capacity to produce, from bituminous ores, sands and compounds mined or extracted from the Properties, an average daily quantity (“ADO”) of bitumen, synthetic crude oil and/or bitumen products (excluding blending agents and dilutant) that, in’ the aggregate, equals or exceeds the following:

By 07-01-2018 plus the Extension Period, at 80% of the ADQ of 1,000 bbls/day;

By 07-01-2020 plus the Extension Period, at 80% of the ADQ of 3,000 bbls/day; and

By 07-01-2022 plus the Extension Period, and thereafter during the remainder of this Lease, at 80% of the ADQ of 5,000 bbls/day or greater; and

(ii) from and after 07-01-2018 plus the Extension Period, the continuation of operations for a minimum period of 180 days during each Lease Year or 600 days in any period of three consecutive Lease Years at (or in excess of) the applicable ADQ specified hereinabove.

b) Offsite Operations. Operations conducted by Lessee off the Properties shall be included in determining whether the applicable requirements of Continuous Operations have been met if they are conducted in connection with an integrated mining operation involving the Properties and other properties in which Lessee ‘holds an interest, provided that, during any period of three (3) Lease Years, at least fifty percent (50%) percent of the ores, tar sands, or fee stock of whatever nature mined or otherwise extracted from or in the integrated mining operation comes from the Properties.

c) Smaller Operations. In the event that the operation of any facility or facility constructed or deployed by Lessee to produce bitumen, synthetic crude oil and/or bitumen products from the Properties fails to achieve (or exceed) the requirements for Continuous Operations in or for any Lease Year (or any period of three consecutive Lease Years), Lessor shall be entitled, upon complying with the provisions contained in Paragraphs 12 (Termination) and 14 (Notices), respectively, to terminate this Lease.”

c.	Amendment of Paragraph 4 of the Lease. Paragraph 4) of the Lease is hereby amended in its entirety and replaced with the following:

4) Royalties and Minimum Expenditures. As part of the consideration for the granting of this Lease, Lessee agrees to pay Lessor the following advance royalties and production royalties. As used herein, the term “Lease Quarter” shall mean a period of three months commencing on the Effective Date or any three-month period thereafter:

a)	Advance Royalties. Lessee agrees to make advance royalty payments to Lessor during the term of this Lease as provided in this Paragraph 4(a) (“Advance Royalties”).

(i)	Lessor and Lessee each acknowledge and agree that all Advance Royalties payable to Lessor under this Lease from and after the Effective Date through “April 1, 2018 have been paid in full.

(ii)	Effective as of July 1, 2018, Lessee shall pay Advance Royalties to Lessor as follows:

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For the Lease Quarter beginning 7-01-2018 and each, of the next ensuing seven (7) successive Lease Quarters (ending 6-30-2020)	Advance Royalty of $100,000 shall be paid quarterly, with payment made on or before the first day of each such Lease Quarter

For the Lease Quarter commencing 07-01-2020 and each ensuing successive Lease Quarter during the remaining term of this Lease	Advance Royalty of $150,000 shall be paid quarterly, subject to a CPI Adjustment as provided below, with payment made within 30 days after the end of each such Lease Year

(iii) The Advance Royalty payable to Lessor for the Lease Year commencing on July 1, 2020 and for each successive Lease Year thereafter shall be adjusted on each anniversary of the Effective Date (7-1-2013) by a percentage equal to the percentage change in the Consumer Price Index (all Urban Areas), U.S. City Average, published by the U.S. Department of Labor, for and during the prior calendar year (the “CPI Adjustment”). Any Advance Royalty payable to Lessor under this Lease prior to the Lease Year commencing on July 1, 2020 shall not be subject to the CPI Adjustment.

b)	Accrual and Credit of Advance Royalties. Payments of Advance Royalties may accrue and be utilized as a credit against (and a reduction of) Production Royalties for a maximum of two years following the year for which the Advance Royalties have been paid. Upon any assignment, merger, or transfer of the Lease the credit for all accrued Advance Royalty payments shall be forfeited and will no longer be recoverable from Production Royalties.

c)	Production Royalties. Lessee agrees to make production royalty payments to Lessor during the term of this Lease as provided in this paragraph 4(c) (“Production Royalties”).

(i) From and after the February 15, 2018 through the Lease Year ending June 30, 2020, the Production Royalty for Bitumen Oil Product produced from Tar Sands mined or otherwise extracted from the Properties shall be eight (8%) percent of the gross sales revenue received by Lessee from the sale of such Bitumen Oil Product, less actual transportation costs incurred post-processing to the point of sale to a third party unrelated to and unaffiliated with Lessee. As used herein, the term “Bitumen Oil Product” means natural occurring oil in the Tar Sands that is sold in whatever form, including run-of-mine, screened or processed, or after the addition of any additives and/or the upgrading of, Bitumen Oil Product; it being the intent of the parties hereto that calculation of Production Royalty for the Bitumen Oil Product sold shall be determined solely by the actual number of tons, cubic yards, or barrels of Bitumen Oil Product produced and sold from the Tar Sands deposits contained within the Properties.

It is the intention of the Parties that the Production Royalty payable to Lessor on any Bitumen Oil Product, or other products or by-products (see paragraph 4 c) (iii)) that have been generated, processed or extracted from deposits of Tar Sands mined or otherwise extracted from the Properties shall be based upon the gross sales price. Adjustments for diluent shall be made if properly accounted for and verified to Lessor. No deduction may be made for any process chemicals, including but’ not limited to the 15% condensate component. Example: If 80% of the “Bitumen Oil Product” sold is diluent (condensate or other blending agent), 65% (80% -15%) shall be deductible from the gross sales price. Likewise, if 40% is diluent, 25% (40%-15%) shall be deductible from the gross sales price.

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A division order, or similar agreement or contract may be entered into from time to time by (i) Lessor, Lessee and other future owners of working interests or royalty interests under other leases, and (ii) the buyer of Bitumen Oil Product or an independent person or entity retained by Lessee for the purpose of calculating the payment of Production Royalties hereunder, in each case for the purpose of directing the buyer or such independent person or entity, as the case may be, to (A) calculate Production Royalties in accordance with the provisions hereof based on information and data provided by Lessee and reviewed by Lessors and such other future owners of interests, and then (B) disburse Production Royalties to all persons entitled thereto.

Effective with the Lease Year commencing July 1, 2020 and for each successive Lease Year thereafter, the rate for determining Production Royalties payable under this Paragraph 4(c)(i) shall be subject to adjustment based on changes in the average monthly “spot” price for West Texas Intermediate Crude Oil as specified in Table 1 below. In each case and for each such royalty payment period, the royalty rate used in determining or calculating Production Royalties for such period shall be the applicable percentage rate specified in Table 1.

TABLE 1
CRUDE OIL PRICE Quoted Average Monthly West Texas Intermediate Crude (WTI)[1]	PRODUCTION ROYALTY (PR%) Percentage
$60.00 and below	8%
$60.01 to $65.00	9%
$65.01 ‘to $70.00	10%
$70.01 to $75.00	11%
$75.01 to $80.00	12%
$80.01 to $85.00	13%
$85.01 to $90.00	14%
$90.01 to $95.00	15%
$95.01 and Above	16%

1 The average monthly WTI “Spot Price”, FOB Cushing, OK (in U.S. Dollars per barrel) as reported by the U.S. Energy Information Administration.

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(ii) Lessee shall be required to pay Production Royalties on any Minerals used or consumed by Lessee in the conduct of its operations. The purchase price shall be based upon the market price for screened cold asphalt road mix.

(iii) The Production Royalty for all other Minerals produced from the Bitumen Oil Products taken from the Properties and sold shall be five percent (5%) of the amount received by Lessee. Subject to the provisions of Paragraph 1(a) wherein sales of products and byproducts are wholly accounted for, should sales occur to a third party purchaser that is engaged in marketing a variety of products or by-products and payments to Lessee are measurably greater than comparable sales by others (this may be due to the variety of high end by-products such as frac sands produced by the third party), the Production Royalty to Lessor shall be the greater of a 5% royalty on the gross value of the product and by-products sold by the third party or 50% of the gross revenue received by the Lessee from the sale of such products or byproducts, as the case may be.

(iv) Subject to the provisions contained in Paragraph 3(c), all Minerals shall be deemed sold at the time payment is actually received by Lessee but not more than 60 days after the minerals leave the Property.

(v) Should oil and gas be discovered and subject to being produced using standard oil and gas recovery techniques within and above 3000 feet above Mean Seal Level (MSL), Lessee shall have the exclusive right during the Term of this Lease (which right may not be assigned without prior written consent of Lessor) to produce, market and sell all such oil and gas existing or discovered within the Lease boundaries upon the condition that the Production Royalty payable to Lessor for all such oil and gas produced, saved and sold shall be 1/6 of the gross market value thereof.

(vi) In order to avoid potential conflicts, unnecessary or burdensome calculations and misunderstandings, Lessee shall not assign, convey or otherwise transfer to any third person or entity, whether by assignment, sublease, merger or otherwise, any right, title or interest in and to the Leases, place a burden on any potential third party, sub-lessee, merger party, or any other form of assignment of Lessee’s interest in this Lease wherein the actual retained interest of whatever nature exceeds 2% gross royalty/overriding royalty during the period when any third party is recovering their capital, thereafter, the burden shall, not exceed a 4% gross royalty. This interest of whatever nature will be subject to the split (80% Lessee and 20% Lessor) as provided for in Paragraph 7 — Assignment of the Lease.

d) Production Royalty Payments. All payments of Production Royalty shall! e made no later than forty-five (45) days after the end of each calendar month in which Bitumen Oil Product or any byproducts or other Minerals have been sold. Such payment shill be accompanied by a royalty settlement statement that will show the mathematical calculation of how the payment amount was calculated, including the credit for Advance Royalties paid, and will be accompanied by appropriate documentation, including copies of sales records, monthly mining and processing records, actual transportation costs to third party buyers, and annual summaries. If Lessor does not give’ Lessee written notice objecting to any Production Payment within six months of receipt of the statement, it shall be conclusively deemed correct except if during the quarterly measurement of mined Minerals there is a discrepancy between what was stockpiled, processed, or sold, the review period is extended to obtain the correct balance (See Section f(i)). All royalty settlement statements shall be delivered to Lessor and payments to the designated Depository Agent.

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e) Depository Agent. All payments due under the terms of this Lease shall be made by Lessee to Wells Fargo Bank, NA, 1200 Disc Drive, Sparks, NV 89436, (“Agent”), which Lessor hereby appoints as Lessor’s agent for the receipt of such payments, or to such other organization as Lessor may from time to time designate by written notice to Lessee. All payments made to Agent shall be considered to have been made to Lessor and, upon making payment to such Agent, Lessee shall be relieved of all responsibility or liability for the’ isbursement thereof. In the event that payments should be made to a transferee because of any transfer of Lessor’s interest in this Lease or the Properties, payments tendered to the Agent shall conclusively be deemed payment to such transferee until Lessee receives notice and sufficient documentation from both Agent and Lessor that Lessor’s interest has been transferred and that payments should be made to any such transferee. Documentation of payments shall be sent directly to Lessor.

f) Commingling and Area of Mutual Interest. Lessee shall have ‘the right to commingle Minerals removed from the Properties or products derived therefrom after treatment, with other minerals or products from other properties, before or after processing. Consequently, Lessor acknowledges that part or all of Lessee’s Gross Revenue may come from minerals extracted from other properties and not from Minerals subject to this Lease.

(i)	In order to determine the split of Production Royalties to be paid to Lessor and to other lessors of other properties, aerial photographic and photogrammetric techniques combined with other methods for determining volume and grade to be agreed upon by Lessor and Lessee will be used by Lessee to calculate ore volumes processed from the various properties. The Production Royalty paid to Lessor shall be based on the proportionate volume and grade of ore calculated to have come from Lessor’s Properties. ‘Calculations shall be performed a minimum of once per calendar quarter and ore removal volumetric and grade calculations shall be performed monthly by a land surveyor licensed in the State of Utah. Techniques used may include photogrammetry, lidar or other techniques which meet National Mapping Standards to measure quantities (not quality) of material mined, stockpiled, and removed from the Properties as a secondary and supportive measure.

Currently, there is no adequate measure of the resources (minerals) removed from the Properties. Immediate measures must be taken to satisfactorily quantify the tonnage and grade of all minerals removed from the Property. The Lessee shall provide a summary of current and future techniques to accomplish this goal within the next 30 days and notify Lessor of any changes’ thereafter to any established and approved protocol. Additionally, the Lessee shall engage an independent third party to further validate an accurate measurement of all minerals/resources so removed.

(ii)	The Area of Mutual Interest is defined as that property ‘which may be currently controlled by or subsequently acquired by either Lessor, Lessee, tor their agents, affiliates, subsidiaries, divisions, or any person or entity under common control that lies within one mile of the external boundary (perimeter) of the Leased Properties. Lessee agrees to pay Lessor a one and one half percent (1 1/2%) production royalty, as defined above, on all Minerals produced from the Area of Mutual Interest. Lessor owns other properties not described in Exhibit A which are excluded from the Lease. Any properties subsequently acquired by Lessor within the “Area of Mutual Interest” for which Lessee has not reimbursed Lessor for the cost of the acquisition and subsequent assignment to Lessee are also excluded from the “Area of Mutual Interest”. Upon any termination, Lessee shall reassign to Lessor any properties acquired after the Effective Date.

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g) Minimum Expenditures. During the Lease Year commencing July 1, 2020 plus the Extension Period, and each year thereafter in which Lessee fails to achieve (or exceed) an ADQ of at least 3,000 bbls/day during a 180-day period, Lessee shall make expenditures (which shall include operational costs but shall not include depreciation or corporate overhead) for the benefit of the Properties of not less than $2,000,000 per year. Expenditures in excess of those stated above in or cluring any Lease Year may be carried forward to the next Lease Year. The term “benefit’ shall mean expenditures for exploration, mapping, developing or acquiring water rights (Any acquisition of water rights shall be made in the name of the Lessor with Lessee’s right to utilize said water rights during the Term of the Lease. Lessee is responsible for maintaining and/or perfecting any newly acquired water rights and the existing Water Right in Exhibit B.), assaying, metallurgical testing, permitting, preparing feasibility studies, and construction of plant and surface facilities, including facilities constructed and/or operated on property located near the Properties. Lessee will provide Lessor with copies of all acquired data relating to such expenditures, other than data considered proprietary to Lessee or that are or include the trade secrets of. Lessee, which shall become the sole property of the Lessor on termination for any reason including copies of expenditures made for those qualifying categories above.

3. EFFECT OF THIRD AMENDMENT. Except as amended by this. Third Amendment, the terms of the Lease shall continue in full force and effect in accordance with the terms thereof.

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the date(s) written below.

ASPHALT RIDGE, INC.

By:	/s/ Sam Arentz, III
Name:	Sam Arentz, III
Title:	President
Date:	February 16, 2018

TMC CAPITAL, LLC

By:	/s/ Aleksandr Blyumkin
Name:	Aleksandr Blyumkin
Title:	Manager
Date:	February 20, 2018

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ACKNOWLEDGEMENTS

STATE OF NEVADA             )

                                                   ) ss

COUNTY OF                           )

The foregoing instrument was acknowledged before me on the 16th day of February, 2018, by Sam S. Arentz, III, the President of Asphalt Ridge, Inc., a Utah corporation.

/s/ Ginger k. Leeper
Notary Public
My commission expires on 11/13/18.

STATE OF CALIFORNIA      )

                                                    ) ss

COUNTY OF LOS ANGELES )

On February 20, 2018, before me, RAFFI DILSIZIAN NOTRARY PUBLIC personally appeared ALEKSANDR BLYUMKIN, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(S) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[Seal]

RAFFI DILSIZIAN
Notary Public’s Name
Notary Public, State of California

My commission expires on November 10, 2019.

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Exhibit A

PROPERTIES

Township 5South. Ranae2l East, SLM. Uintah County. Utah

Section 25:	SW4
(Cameron No. 7 patented mining claim)

Section 25:	Lots 9 & 10, W1/2SE4
(Cameron No. 5 patented mining claim)

Section 25:	Lots 4 &5, S1/2NW4
(Cameron No. 8 patented mining claim)

Township5 South. Range 22 East. SLM. Uintah County. Utah

Section 31:	Lot 3, SW4SE4, E1/2SW4

Section 31:	N1/2SE4, SE4SE4
(Cameron No. 1 patented mining claim)

Section 32:	SW4

(containing 916.15 acres, more or less)

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EXHIBIT B

WATER RIGHTS

Asphalt Ridge, Inc. has a 100% interest in the following Water Rights as denoted by the Utah Division of Water Rights indicating that the Type of Right is an Adjudicated Right dating back to 1871. The Water Right identification numbers are:

45-1421

45-1426

45-1718

Each is for Equivalent Animal Unit (ELU), Equivalent Domestic Unit (EDU)

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